Exhibit 10.1

Life Insurance Reimbursement Agreement

In connection with the non-qualified EMPLOYEE’S SUPPLEMENTAL PENSION AND SAVINGS PLAN (the “SERP”) established by Chase Corporation (the “Company”), the Company structured a split dollar life insurance program for its President, Peter R. Chase (the “Executive”) in 1997. The program was restructured as a result of the enactment of Sarbanes-Oxley and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called “equity” split dollar arrangements. Under the restructured arrangement the Company has entered into the SPLIT DOLLAR AGREEMENT dated January 10, 2005 with the Executive (the “Split Dollar Agreement”). The Company is entering into this agreement in recognition of the Executive’s valuable services to the Company and the voluntary transfer as part of the restructuring program by the Executive to the Company of life insurance policies, which were owned by the Executive and subject to a collateral assignment split dollar agreement with the Company. The Company agrees to reimburse the Executive, as hereinafter provided, for the cost of premiums to be incurred by him under Travelers policies, 7443053 and 7443054, which policies are owned by the Executive and which provide a $5,000,000 death benefit to the beneficiaries specified therein.

The Company hereby agrees to pay the Executive annual or semi-annual bonus payments for a period of nine years commencing January 10, 2005. The amount of each bonus will be calculated so as to provide an amount such that the after tax proceeds to the Executive will be sufficient to pay the premiums of the foregoing life insurance benefit.

The timing of payments hereunder will be coordinated between the Executive and the Company’s Compensation and Management Development Committee so that the premiums may be paid on or before their due dates or any applicable grace period. Notwithstanding the foregoing, the timing of payments hereunder shall be automatically amended to the extent necessary to comply with regulations that may be adopted by the Internal Revenue service pursuant to IRC s. 409A.

Subject to the preceding sentence, this Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive, his successors, assigns, heirs, executors, administrators and beneficiaries.

Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company.  The date of such mailing shall be deemed the date of notice, consent or demand.

This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, in duplicate, as of the day and year first above written.

CHASE CORPORATION

Date:	January 10, 2005	By:	/s/ Everett Chadwick
Treasurer

/s/ Peter R. Chase
Executive